Date:	October 20, 2016

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS THIRD QUARTER 2016 EARNINGS

•	Organic loan growth of $102.2 million (10.4%) during last four quarters

•	De novo initiatives in Roanoke and Winston-Salem

•	Q3 2016 net income of $4.0 million and diluted EPS of $0.45

•	Net interest margin of 3.50% for Q3 2016

•	Average shareholders’ equity of $203.5 million is 12.67% of average assets

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income of $3,963,000 for the third quarter of 2016 compared to $4,037,000 for the third quarter of 2015, a $74,000 or 1.8% decrease. Diluted net income per common share was $0.45 for the 2016 quarter compared to $0.47 for the 2015 quarter. Net income for the third quarter of 2016 produced annualized returns on average assets of 0.99%, on average equity of 7.79%, and on average tangible equity of 10.41%.
Net income for the first nine months of 2016 was $12,179,000 compared to $10,432,000 for the comparable period of 2015, a $1,747,000 or 16.7% increase. Basic and diluted net income per common share was $1.41 for the 2016 period compared to $1.20 for the 2015 period.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “We are excited about our results for 2016 and even more excited about our prospects for 2017. We recently announced the hiring of a team of bankers in Roanoke and a team of bankers in Winston-

Salem. We believe these two de novo efforts will complement our existing organic growth and expand our footprint in North Carolina and Virginia. We anticipate these new initiatives will have a material and positive impact to the bank’s balance sheet, especially over the next five quarters.
“In the meantime, the legacy bank is growing well. Loans have increased $102.2 million or 10.4% during the past year. We are encouraged that a combination of active business development and improving local market economic conditions are resulting in this high quality growth. However, the continuing challenge for us in this competitive environment is achieving reasonable risk adjusted yield on lending.
Deposits, which are needed to fund loans, have grown $79.5 million or 6.5% over the past year. This growth is mostly in non-maturity, core deposits, the heart of our balance sheet. We continue working to grow these core deposits and their affiliated relationships, but the challenge in this ongoing low rate environment is to do so in a cost effective yet competitive manner. Our cost of interest bearing deposits for the third quarter was 0.53%, compared to 0.52% for the 2015 quarter.
“Earnings for the quarter were good, $3,963,000 compared to $4,037,000, a decrease of $74,000 or 1.8%. The major driver for this slight decrease was increased salaries expense, largely related to the de novo Roanoke start up.”
Haley concluded, “We believe American National has tremendous growth potential, in our new and our existing markets. We think that the next year can be transformational for us. We believe we can achieve this dynamic change and maintain the same fundamental corporate character, i.e. asset quality and strong capital, that has served the bank so well over the past decade.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended September 30, 2016, average shareholders’ equity was 12.67% of average assets, compared to 12.95% for the quarter ended September 30, 2015.

Book value per common share was $23.66 at September 30, 2016, compared to $22.81 at September 30, 2015.
Tangible book value per common share was $18.34 at September 30, 2016, compared to $17.32 at September 30, 2015.

Credit Quality Measurements
Non-performing assets ($3,846,000 of non-performing loans and $1,145,000 of other real estate owned) represented 0.31% of total assets at September 30, 2016, compared to 0.44% at September 30, 2015.
Annualized net charge offs to average loans were one basis point (0.01%) for the 2016 third quarter, compared to seven basis points (0.07%) for the same quarter in 2015.
Other real estate owned was $1,145,000 compared to $1,333,000 at September 30, 2015, a decrease of 188,000 or 14.1%.

Acquisition Related Financial Impact
The acquisition accounting adjustments related to our two recent acquisitions have had and continue to have a positive impact on net interest income and income before income tax for American National. The impact of these adjustments is summarized below (dollars in thousands):

Acquisition related financial impact

For the quarter ended September 30,	2016	2015
Net interest income	$356	$548
Income before Income taxes	$143	$248

For the nine months ended September 30,	2016	2015
Net interest income	$1,709	$2,503
Income before Income taxes	$920	$1,602

Net Interest Income
Net interest income before the provision for loan losses increased to $12,464,000 in the third quarter of 2016 from $12,061,000 in the third quarter of 2015, an increase of $403,000 or 3.3%.
For the 2016 quarter, the net interest margin was 3.50% compared to 3.64% for the same quarter in 2015, a decrease of 14 basis points (0.14%). The decrease in net interest margin was driven by lower yields on earning assets and reduced levels of accretion income.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the third quarter of 2016 was $100,000 compared to zero for the third quarter of 2015.
There has been significant growth in the loans outstanding over the past four quarters. The need for additions to the allowance for loan losses was reduced by improvement in various qualitative factors used in the determination of the allowance, notably asset quality and economic conditions. As noted in the Credit Quality Measurements discussion, non-performing assets, charge-offs, and other real estate owned are all improved over the past year.
The allowance for loan losses as a percentage of total loans was 1.18% at September 30, 2016 compared to 1.29% at September 30, 2015.

Noninterest Income
Noninterest income totaled $3,120,000 in the third quarter of 2016, compared with $3,055,000 in the third quarter of 2015, an increase of $65,000 or 2.1%. Mortgage banking income was the most notable change, as it increased to $512,000, up 36.2% over the prior year quarter.

Noninterest Expense
Noninterest expense totaled $9,867,000 in the third quarter of 2016, compared to $9,388,000 in the third quarter of 2015, an increase of $479,000 or 5.1%. The increase in expenses included compensation and start-up expenses related to the de novo branch in Roanoke.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.6 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 25 banking offices and two loan production offices. American National Bank also manages an additional $780 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes in technology and information security; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.